LICENSE AGREEMENT

THIS AGREEMENT dated for reference March 10, 2005 (the "Effective Date")

BETWEEN:

BRITISH COLUMBIA CANCER AGENCY BRANCH, a branch society of the Provincial Health Services Authority amalgamated under the Society Act (British Columbia) and having an office at Suite 600, West 10th Avenue, Vancouver, British Columbia, Canada, V5Z 4E6

(the "Agency")

AND:

UPSTREAM BIOSCIENCES INC., a corporation incorporated under the Canada Business Corporations Act and having a registered office at Suite 305, 1338 West Broadway, Vancouver, British Columbia, Canada, V6H 1H2

(the "Licensee")

WHEREAS:

A.	The Agency is the owner or licensee of various software and related technologies that comprise the Licensed Technology (as defined below);
B.	The Licensee is desirous of entering into this Agreement with the objective of the Agency granting to the Licensee certain rights to develop and commercially exploit the Licensed Technology;
C.	The Agency is desirous of entering into this agreement (this "Agreement") in support of the following objectives:
(a)	the further development of the Licensed Technology for use by the Agency,
(b)	the further development and application of the Licensed Technology for the benefit of society, and
(c)	the generation of additional technology, financial, and other resources for the benefit and use of the Agency all in furtherance of and in a manner consistent with the objects of the Agency.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the premises and of the mutual covenants herein set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1	In this Agreement:
(a)	"Acceptance of Initial Payment" has the meaning ascribed thereto in Section 2.1(a);
(b)

"Agency Improvements" means improvements, variations, updates, modifications, derivative works, and enhancements relating to the Licensed Technology that are made by, for, or on behalf of the Agency during the First Annual Period and that are (i) owned by Licensee or (ii) licensed to the Agency with a right to sublicense to the Licensee on the same terms as contemplated hereunder in respect of the Licensed Technology;

(c)	"Agency Technology" means all Licensed Technology other than the Background Technology;
(d)	"Annual License Fee" has the meaning ascribed thereto in Section 2.1(b);
(e)	"Annual Period" means each year-long period, during the term of this Agreement, that commences on the Commencement Date or any anniversary thereof,
(f)	"Background Licenses" means all contractual and other provisions applicable to the use of the Background Technology, including the granting of sublicenses therein, by the Agency;
(g)

"Background Licensors" means (i) in respect of Background Technology that is licensed to the Agency by a party who is not the owner of the Background Technology, the Agency's licensor of the Background Technology, or (ii) in all other cases, the owner of the Background Technology;

(h)	"Background Technology" means all portions of the Licensed Technology that are owned by any party other than the Agency;
(i)	"Commencement Date" means the later of the Effective Date and the date of Acceptance of Initial Payment;
(j)

"Confidential Information" means any information (i) that is designated by the disclosing party (the "Disclosing Party") as confidential, whether orally or in writing, or (ii) the nature of which is such that it would generally be considered confidential in the industry in which the Disclosing Party operates, but excluding any information:

(i)

possessed by the receiving party (the "Receiving Party") prior to receipt from the Disclosing Party, other than through prior disclosure by the Disclosing Party, as evidenced by the Receiving Party's business records,

(ii)	published or available to the general public otherwise than through a breach of this Agreement,
(iii)	obtained by the Receiving Party from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the Disclosing Party, or
(iv)

independently developed by employees, agents or consultants of the Receiving Party who had no knowledge of or access to the Disclosing Party's Confidential Information as evidenced by the Receiving Party's business records;

(k)	"Effective Date of Termination" the date on which this Agreement is terminated pursuant to Article 17;
(l)	"End Users" means individuals, corporations, or other entities who license the Licensee Products for internal use;
(m)	"First Annual Period" means the Annual Period commencing on the Commencement Date;
(n)

"Gross Revenue" means all revenues, receipts, monies, and the fair market value of all other consideration directly or indirectly collected or received whether by way of cash or credit or any barter, benefit, advantage, or concession received by the Licensee in respect of all Licensee Products based on Agency Technology, less the following deductions to the extent included in the amounts invoiced and thereafter actually allowed and taken:

(i)	credit, allowances or refunds given on account of returned goods,
(ii)	transportation charges invoiced separately and actually charged to third parties,
(iii)	taxes, duties, and customs on all sales of Licensee Products,
(iv)	agents' commissions paid by the Licensee to non-affiliated third parties for the sale of Licensee Products, and
(v)	bona fide special rebates provided by the Licensee for Licensee Products purchased by third parties and, where any Gross Revenue is derived in a currency other than Canadian dollars it shall be converted to the equivalent in Canadian dollars on the date the Licensee is deemed to have received such Gross Revenue pursuant to the terms hereof at the rate of exchange set by the Bank of Montreal for buying such currency;

(o)	"Initial License Fee" has the meaning ascribed thereto in Section 2.l(a);
(p)

"Intellectual Property Rights" means any and all worldwide proprietary rights provided under (a) patent law, (b) copyright law, (c) trade-mark law, (d) design patent patent or industrial design law, (e) semi-conductor chip or mask work law, or (f) any other applicable statutory provision or common law principle, including trade secret law, that may provide a right in ideas, formulae, algorithms, concepts, inventions, or know-how, or the expression or use thereof, and including all past, present, and future causes of action, rights of recovery, and claims for damage, accounting for profits, royalties, or other relief relating, referring, or pertaining to any of the foregoing and including the right to file applications for registration of or for obtaining any of the foregoing anywhere in the world;

(q)	"Licensed Technology" means, subject to Section 6.1, the Technology described in Schedule A, as amended from time to time by the mutual agreement of the parties, together with:
(i)	all Licensee Improvements, and
(ii)	all Agency Improvements;

(r)	"Licensee Customer Agreement" means an agreement between the Licensee and its customers;
(s)

"Licensee Improvements" means improvements, variations, updates, modifications, derivative works, and enhancements relating to the Licensed Technology that are made by, for, or on behalf of the Licensee but excluding any such improvements, variations, updates, modifications, and enhancements (but not derivative works) if and to the extent that they embody, and cannot be separated from, proprietary rights of End Users;

(t)

"Licensee Products" means products provided by the Licensee based on Agency Technology, including without limitation the provision of access to products or services on an application service provider, online, or similar basis;

(u)	"Licensee Requested Patent" has the meaning ascribed thereto in Section 7.2;
(v)	"Licensee Services" means services provided by the Licensee;
(w)	"License Rights" has the meaning ascribed thereto in Section 5.1;
(x)	"Objectionable Material" has the meaning ascribed thereto in Section 10.5;

(y)	"Source Code" means the human-readable form of a computer instruction, including related system documentation, applicable comments and procedural codes such as job control language;
(z)

"Source Materials" means, in relation to items of software or other Technology, supporting materials that would enable a reasonable skilled programmer to compile, debug and support and/or make improvements to such software in a commercially reasonable manner including (i) any Source Code related thereto, reasonably annotated, (ii) technical and system documentation including detailed design, functional, operational, and technical documentation, flow charts, diagrams, file layouts, report layouts, screen layouts, business rules, data and database models and structures, working papers and reasonably related notes and memoranda in electronic or written format, which were made or obtained in relation to the design and development of such software and compilation instructions related to such software, (iii) listing by name, version and vendor of relevant third party compliers, utilities and other software that are necessary for normal operation of such software to which the Source Materials related including sufficient information to procure a license from such vendors, (iv) a reasonably detailed listing of relevant equipment and information necessary for normal operation of such software, and (v) all other information reasonably necessary to rebuild, install, and otherwise implement the software in the context of the applicable system(s) including, without limitation, all relevant tools, programs, files, encryptions keys, make files, installation instructions, systems settings, and database settings; and

(aa)	"Technology" means software, knowledge, know-how, techniques, research data, specifications, instructions, manuals, papers, or other materials.

ARTICLE 2

CONSIDERATION

2.1	In consideration of the rights granted to the Licensee hereunder, the Licensee shall pay to the Agency the following consideration:
(a)

an initial payment of CDN$20,000, payable by the issuance to the Agency of equity in the Licensee of an amount and kind equal, in the opinion of the Agency, to CDN$20,000 and the particulars of which are otherwise satisfactory to the Agency as indicated by written notice from the Agency to the Licensee (the "Acceptance of Initial Payment"); and

(b)	in respect of each Annual Period, annual license fees (the "Annual License Fees") equal to the greater of:
(i) an amount equal to 10% of the Gross Revenue, and
(ii) CDN$10,000

which Annual License Fees shall be payable on the last working day of each Annual Period.

2.2

Notwithstanding the foregoing, in respect of First Annual Period the Licensee shall be obligated to pay to the Agency Annual License Fees only if and to the extent that the Annual License Fee otherwise payable pursuant to Section 2.1(b) exceeds CDN$20,000.

ARTICLE 3

PROPERTY RIGHTS

3.1	The Licensee acknowledges and agrees that the Agency owns any and all right, title, and interest in and to the Agency Technology and in and to all Intellectual Property Rights therein.
3.2

The Licensee shall, at the request of the Agency, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Agency Technology remains with the Agency.

ARTICLE 4

DELIVERY OF SOURCE MATERIALS

4.1

The Agency shall, on the Commencement Date or as soon as reasonably practicable thereafter, deliver to the Licensee a copy of all Source Materials for the Licensed Technology that are in the possession of the Agency.

4.2

The Agency shall, on the last working day of each Annual Period during the term of this Agreement, deliver to the Licensee all Source Materials pertaining to any and all Agency Improvements that the Agency has developed and/or acquired during such Annual Period.

4.3

The Licensee shall, on the last working day of each calendar quarter during the term of this Agreement or more or less frequently as reasonably requested by the Agency from time to time, deliver to the Agency all Source Materials pertaining to any and all Licensee Improvements that the Licensee has developed and/or acquired during such quarter. If requested by the Agency after receipt of such Source Materials, the Licensee shall provide the Agency in writing with further details of such Licensee Improvements within 30 days of such request.

ARTICLE 5

GRANT OF LICENSE

5.1

The Agency hereby grants to the Licensee, commencing on the Commencement Date, a worldwide license to reproduce, modify, publish, and create derivative works of the Licensed Technology as necessary to:

(a)	further develop, modify, and enhance the Licensed Technology in connection with the development of Licensee Products;

(b)	sublicense the Licensed Technology, as part of Licensee Products, to End Users;
(c)	sublicense (but not cross-license) the Licensed Technology, as part of Licensee Products, to value-added resellers for on-licensing to End Users; and
(d)	provide Licensee Services to End Users
all on the terms and conditions of this Agreement (the "License Rights").
5.2	The License Rights shall, subject to Section 5.4, be exclusive to Licensee.
5.3	The Licensee shall not sublicense, transfer, disclose, cross-license, publish, or otherwise use the Licensed Technology except as expressly set out in this Agreement.
5.4

For greater certainty and notwithstanding any other provision of this Agreement, the Licensee acknowledges that the Agency has the right to continue to reproduce, modify, publish, create derivative works of, and otherwise use the Licensed Technology, without accounting to the Licensee of any kind, as follows:

(a)	for research, scholarly publication, educational, or other non-commercial uses, including the licensing of the Licensed Technology to third parties for such purposes; and
(b)

in connection with the Agency's provision of services to or the undertaking of activities in collaboration with other entities and the Agency's conduct and provision of clinical services of any kind, whether or not on a non-commercial basis.

5.5

The Licensee shall ensure the Licensed Technology will not be provided by the Licensee or its agents or permitted sub-licensees to any individual, corporation, or other person unless and until such person has entered into a Licensee Customer Agreement containing at least the terms and conditions set out in Schedule B.

ARTICLE 6

BACKGROUND TECHNOLOGY

6.1

The Licensee shall comply with, and, notwithstanding any other provision of this Agreement, shall ensure that the Licensee's activities in respect of the Licensed Technology do not render the Agency in non-compliance with, the terms and conditions of the Background Licenses.

6.2

The Licensee agrees that all rights and obligations of the parties hereunder shall be subject to the terms of the Background Licenses and to the obligations of the Agency thereunder. If and to the extent that any term of this Agreement is inconsistent with any Background License or the obligations of the Agency thereunder, the Agency and the Licensee shall enter good faith negotiations to amend this Agreement to eliminate such inconsistency and, in the event that the parties are unable to agree to such amendments, either party may institute dispute resolution proceedings in accordance with Section 15.2.

6.3

If and to the extent that the Agency becomes, from time to time, obligated to pay any amounts to any Background Licensor as a result of or in respect of this Agreement or the activities or rights of either party hereunder, the Licensee shall, within 15 days of receipt of notice from the Agency, reimburse the Agency for any such amounts.

ARTICLE 7

MANAGEMENT OF INTELLECTUAL PROPERTY RIGHTS

7.1	The Agency will own and manage all Intellectual Property Rights in respect of the Licensed Technology.
7.2

The Licensee shall have the right to identify any process, use or products arising out of the Licensed Technology that may be patentable and the Agency will, on the request of the Licensee or on its own initiative, take all reasonable steps to apply for a patent therefor, in one or more jurisdictions, (each, a "Licensee Requested Patent") provided that:

(a)	all Licensee Requested Patents shall be in the name of the Agency;
(b)	the Licensee shall pay all costs of applying for, registering and maintaining any Licensee Requested Patents; and
(c)

the Agency will keep the Licensee advised as to all material developments with respect to all Licensee Requested Patents and applications therefor and will supply the Licensee with copies of all material papers received and filed in connection with the prosecution thereof.

7.3

On the issuance of a Licensee Requested Patent in accordance with Section 7.2, the Licensee will have the right to become, and will become, the licensee of such Licensee Requested Patent pursuant to the terms contained herein.

7.4	The Licensee shall not contest the validity or scope of any Licensed Technology or any Intellectual Property Rights therein.
7.5	The Licensee will ensure proper and appropriate patent marking for all Licensee Products, including talking any steps reasonably requested by the Agency.

ARTICLE 8

DISCLAIMER OF WARRANTY AND CONDUCT OF LITIGATION

8.1

The Licensed Technology is provided to the Licensee on an "AS IS" basis. The Agency makes no, and hereby disclaims all, representations, conditions, or warranties, either express or implied, with respect to the Licensed Technology. The Agency shall not be liable for any loss, whether direct, consequential, incidental or special, that the Licensee suffers arising from any defect, error, fault, or failure to perform with respect to the Licensed Technology, even if the Agency has been advised of the possibility of such defect, error, fault, or failure. The Licensee acknowledges that it has been advised by the Agency to undertake its own due diligence with respect to the Licensed Technology.

8.2	Nothing in this Agreement shall be construed as:
(a)

a warranty or representation by the Agency as to title to the Licensed Technology or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of Intellectual Property Rights or other rights;

(b)	an obligation by the Agency to bring or prosecute or defend actions or suits against third parties for infringement of Intellectual Property Rights or other rights; or
(c)	the conferring by the Agency of the right to use in advertising or publicity the name or trade-marks of the Agency or of the Background Licensors.
8.3

The parties acknowledge and agree that the International Sale of Goods Contracts Convention Act and the United Nations Convention on Contracts for the International Sale of Goods have no application to this Agreement.

8.4

If any complaint alleging infringement or violation of any patent or other proprietary rights is made against the Licensee with respect to the permitted use of the Licensed Technology, the following procedure shall be adopted:

(a)

the Licensee shall promptly notify the Agency upon receipt of any such complaint and shall keep the Agency fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee;

(b)

except as provided in Section 8.4(d), all costs and expenses incurred by the Licensee in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/or costs to any third party, shall be paid by the Licensee;

(c)	no decision or action concerning or governing any final disposition of the complaint shall be taken without full consultation with and approval by the Agency;
(d)

the Agency may elect to participate formally in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such formal participation shall be paid by the Agency (subject to the possibility of recovery of some or all of such additional expenses from the complainant);

(e)

if the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing to make or accept such offer and the other is not, then the unwilling party shall conduct all further proceedings at its own expense, and shall be responsible for the full amount of any damages, costs, accounting of profits, and settlement costs in excess of those provided in such offer, but shall be entitled to retain unto itself the benefit of any litigated or settled result entailing a lower payment of costs, damages, accounting of profits, and settlement costs than that provided in such offer; and

(f)

any license fees payable to the Agency pursuant to this Agreement shall be paid by the Licensee to the Agency in trust from the date the complaint is made until such time as a resolution of the complaint has been finalized. If the complainant prevails in the complaint, then the payments paid to the Agency in trust pursuant to this Article shall be returned to the Licensee, provided that the amount returned to the Licensee hereunder shall not exceed the amount paid by the Licensee to the complainant in the settlement or other disposition of the complaint. If the complainant does not prevail in the complaint, then the Agency shall be entitled to retain all payments paid to it pursuant to this Article.

8.5

As between the parties, the Agency shall have sole conduct over any litigation against any third party relating to such third party's infringement or alleged infringement of any Licensed Technology or of any Intellectual Property Rights therein.

ARTICLE 9

INDEMNITY AND LIMITATION OF LIABILITY

9.1

The Licensee hereby indemnifies, holds harmless and defends the Agency, its officers, employees, invitees and agents against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of (i) the exercise of any rights under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of the Licensed Technology by the Licensee or its sub-licensees or their customers or end-users howsoever the same may arise of (ii) the Licensee's breach of this Agreement or any Background License.

9.2

The Agency's total liability, whether under the express or implied terms of this Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect or special, or any other similar or like damage that may arise or does arise from any breaches of this Agreement by the Agency, its officers, employees, or agents shall be limited to the amount of CDN$100,000.

9.3	In no event shall the Agency be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.
9.4

No action, whether in contract or tort (including negligence), or otherwise arising out of or in connection with this Agreement, may be brought by the Licensee more than 12 months after the cause of action has accrued.

ARTICLE 10

PUBLICATION AND CONFIDENTIALITY

10.1

The Confidential Information disclosed by each party to the other party shall be received and used by the other party solely in furtherance of the purposes set forth in this Agreement subject to the terms and conditions set forth in this Article 10. Nothing herein shall affect a party's use of its own Confidential Information. For greater certainty, all Licensed Technology shall constitute Confidential Information of the Agency.

10.2

The parties shall keep and use all of the Confidential Information in confidence and will not, without the other party's prior written consent, disclose any Confidential Information received from the other party, to any person or entity, except those of the recipient's officers, employees, technical consultants and professional advisors who require said Confidential Information in performing their obligations under this Agreement. Each party hereto will and maintain an appropriate internal program limiting the internal distribution of any Confidential Information received from the other party, to only those officers, employees, technical consultants and professional advisors who require said Confidential Information in performing their obligations under this Agreement and who are under obligations of confidentiality consistent to those of this Agreement. Without limiting the generality of the foregoing, all officers, employees and technical consultants of the Licensee who are given access to the Agency's Confidential Information will sign confidentiality and non-disclosure agreements in a form approved by the Licensee's board of directors.

10.3

If either party is required by judicial or administrative process or timely disclosure policies imposed by law or stock exchange policies to disclose any or all of the other party's Confidential Information, such disclosing party will promptly notify the other party and will allow the other party reasonable time to oppose such process before disclosing any Confidential Information.

10.4

Notwithstanding any termination or expiry of this Agreement, the obligations created in this Article 10 shall survive and be binding upon the parties for a period of 5 years after such expiry or termination except with respect to Confidential Information specifically identified as "trade secrets" for which such obligations will continue in perpetuity.

10.5

The Agency shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Licensed Technology, provided that with respect to Confidential Information only, the Licensee shall have been furnished copies of the disclosure proposed therefor at least 60 days in advance of the presentation or publication date. The Licensee may within 30 days after delivery of the proposed disclosure object to such presentation or publication on the grounds that it contains patentable subject matter requiring protection from disclosure or the Licensee's Confidential Information. Any objection to a proposed presentation or publication shall specify the portions of the presentation or publication considered objectionable (the "Objectionable Material"). Upon receipt of notification from the Licensee that any proposed publication or disclosure contains Objectionable Material, the Agency and the Licensee will work together to revise the proposed publication or presentation to remove or alter the Objectionable Material in a manner acceptable to the Licensee, in which case the Licensee shall withdraw its objection. If an objection is made, disclosure of the Objectionable Material shall not be made for a period of 6 months after the date the Agency has delivered to the Licensee the proposed publication or presentation relating to the Objectionable Material, during which period any patent application with respect to patentable subject matter may be filed. The Agency shall co-operate in all reasonable respects in making revisions to any proposed disclosures if considered by the Licensee to contain Objectionable Material. The Agency shall not be restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. After the 6 month period has elapsed the Agency shall be free to present and/or publish the proposed publication or presentation whether or not it contains Objectionable Material, except that in no circumstances will the Agency publish and/or present any Confidential Information of the Licensee which has been identified by the Licensee as its trade secret.

ARTICLE 11

MARKETING

11.1	The Licensee shall not use the Agency's name, trade-marks, service marks, logos, insignia, seal, or designs without the prior written consent of the Agency.
11.2

The Licensee shall not use or make reference to the Agency or its name in any advertising or publicity whatsoever, without the prior written consent of the Agency, except as required by law. Without limiting the generality of the foregoing, the Licensee shall not issue a press release with respect to this Agreement or any activity contemplated herein without the prior review and approval of same by the Agency, except as required by law. If the Licensee is required by law to act in contravention of this Section, the Licensee shall provide the Agency with sufficient advance notice in writing to permit the Agency to bring an application or other proceeding to contest such requirement.

11.3	The Licensee represents and warrants to the Agency that it has the infrastructure, expertise and resources to:
(a)	develop and commercialize the Licensed Technology;
(b)	track and monitor on an ongoing basis performance under the terms of each sublicense entered into by the Licensee;
(c)	monitor patent infringement regarding any patent relating to the Technology licensed under this agreement; and
(d)	handle the Licensed Technology with care and without danger to the Licensee, its employees, agents, or the public.
11.4	The Licensee represents and warrants to the Agency that it will, throughout the term of this agreement:
(a)

allocate to the development and commercialization of the Licensed Technology at least the same degree of diligence, expertise, infrastructure, and resources as the Licensee is allocating to the most favoured product developed and marketed by the Licensee, and

(b)

use its best efforts to promote, market and sell the Products and exploit the Licensed Technology and to meet or cause to be met the market demand for the Products and the potential use of the Licensed Technology.

11.5	The Licensee will:
(a)	complete a Series A financing, for a minimum of CDN$2,000,000, within 18 months of the Commencement Date;
(b)	ensure that, during the period commencing on the Commencement Date and ending on the date that is 36 months thereafter, the Gross Revenue equals not less than CDN$1,000,000; and
(c)	ensure that, during the Annual Period commencing on the date that is 36 months after the Commencement Date and during each Annual Period thereafter, the Gross Revenue equals not less than CDN$300,000.
11.6

If the Agency is of the view that the Licensee is in breach of Section 11.3, the Agency may give notice to the Licensee under Section 17.5. Within 15 days of receiving the Agency's notice, the Licensee shall provide notice to the Agency of its election to:

(a)	proceed with remedying the breach in accordance with Section 17.5, or
(b)	dispute the breach ("Dispute") and refer the Dispute to mediation in accordance with Section 11.7; or
(c)	accept the breach.

If the Licensee elects to proceed with remedying the breach, then the Licensee will be deemed to have waived any right to refer the matter to mediation in accordance with Section 11.7. If the Licensee fails to make an election in accordance with this Article, then the Licensee will be deemed to have accepted the breach and the Agency may terminate this agreement.

11.7

If the Licensee elects to refer the Dispute to mediation, the Agency will appoint a mediator (the "Mediator") within 15 days of the Licensee's election. On appointment of Mediator the following rules and procedures will govern the conduct of the parties and the Mediator before and during the mediation of a Dispute:

(a)

within 15 days of the appointment of the Mediator, the Licensee will provide to the Mediator and the Agency a written summary of its position and copies of all documents on which it intends to rely. On receiving the Licensee's summary and documents, the Agency has 15 days to submit to the Licensee and the Mediator a summary of the Agency's position along with the documents on which the Agency intends to rely;

(b)

after each of the Licensee and the Agency has provided its summary and documents under Section 11.6(a), but not more than 60 days from the appointment of the Mediator, the parties agree to meet in the presence of the

Mediator with a view to resolving the Dispute. The role of the Mediator will be to assist in negotiating a resolution of a Dispute and will not make a binding decision without the parties' prior written agreement;

(c)	the mediation of a Dispute may be terminated by either party, by giving notice to the other party:
(i)	if the other party fails to comply with its obligations under Section 11.3; or
(ii)	if the parties cannot agree on a resolution of the Dispute within 60 days from the appointment of the Mediator;
(d)	any information or documents disclosed by either party under this Section 11.7 must be kept confidential and must not be used except to attempt to resolve the Dispute; and
(e)	each party must bear its own costs of complying with Section 11.7 and the parties must bear equally the costs of any Mediator engaged.
11.8

If the parties cannot agree on the resolution of the Dispute within 60 days from the appointment of the Mediator, or if the mediation of the Dispute has been terminated under Section 11.7(c) then the Licensee will (counting from the end of the 60 day period) have a further 30 days to remedy the breach in accordance with Section 15.2. If the Licensee fails to remedy the breach within such 30 day period then the Agency may terminate this agreement.

ARTICLE 12

RECORDS

12.1

The Licensee will maintain separate accounts and records of all business done pursuant to this Agreement, such accounts and records to be in sufficient detail to enable proper returns to be made under this Agreement.

12.2	The Licensee shall deliver to the Agency with any payment due under this Agreement an accounting summary setting out how the amount paid to the Agency was determined.
12.3	The calculation of any amount due to the Agency under this Agreement will be carried out in accordance with generally accepted Canadian accounting principles (GAAP).
12.4

The Licensee shall retain the accounts and records referred to in Section 12.1 above for at least 6 years after the date upon which they were made and shall permit any duly authorized representative of the Agency to, at the Agency's expense, inspect such accounts and records during normal business hours of the Licensee.

12.5

The Agency may conduct, or engage a qualified independent auditor to conduct, an independent audit of such records and any related financial/accounting/business records of the Licensee. Such audit will occur, if at all, during the normal business hours of the Licensee, with a minimum of disruption to the business of the Licensee, and only after written notice has been delivered to the Licensee at least five (5) days in advance of the audit. If the audit reveals an underpayment of royalties, then the Agency will submit an invoice to the Licensee in the amount of the underpayment together with supporting documentation for its claim, and the Licensee will pay such invoice within 30 days of receipt of same. If the audit reveals that less than 95% of the royalties due have been paid, and the underpayment exceeds CDN$1,000, the Licensee will also pay for the cost of the audit.

ARTICLE 13

INSURANCE

13.1

The Licensee shall procure and maintain, commencing on the Effective Date and continuing during the term of this Agreement, appropriate public liability, product liability and errors and omissions insurance with a reputable and financially secure insurance carrier which shall provide primary coverage with respect to the activities contemplated by this Agreement. Such insurance will in no case be less than the insurance which a reasonable and prudent businessperson carrying on a similar line of business would acquire and such policies of insurance shall include the Agency, its Boards of Directors, officers, employees, and agents as additional insureds, shall contain a waiver of subrogation against the Agency, and its Board of Directors, officers, employees, and agents, and shall include severability of interest and cross-liability clauses. Such policies shall provide that they may not be cancelled or materially altered except upon the provision of at least 30 days written notice to the Agency. The Licensee covenants not to enter into any Licensee Customer Agreements before certificates of insurance evidencing such coverage have been provided to the Agency.

13.2	If there is a dispute between the parties on the appropriate terms or the amount of coverage, then the matter shall be determined by arbitration as provided for herein.

ARTICLE 14

ASSIGNMENT

14.1

The Licensee will not assign any or all of the rights, duties or obligations granted to it under this Agreement without the prior written consent of the Agency, which consent may be withheld in the sole election of the Agency. Further, the Licensee will not transfer, mortgage, charge, or otherwise dispose of any or all of the lights, duties, or obligations granted to it under this Agreement.

ARTICLE 15

GOVERNING LAW AND ARBITRATION

15.1

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. Subject to Sections 15.2 and 15.3, the British Columbia Supreme Court and all courts competent to hear appeals therefrom shall have exclusive jurisdiction over this Agreement.

15.2

In the event of any dispute arising between the parties concerning this Agreement, its enforceability or the interpretation thereof, the same shall be settled by a single arbitrator appointed pursuant to the provisions of the Commercial Arbitration Act of British Columbia, or any successor legislation then in force. The place of arbitration shall be Vancouver, British Columbia. The language to be used in the arbitration proceedings shall be English.

15.3

Nothing in Section 15.2 shall prevent a party hereto from applying to a court of competent jurisdiction for interim or injunctive relief, for recovery of monetary amounts owed to the party, or for enforcement of any award.

ARTICLE 16

NOTICES

16.1

All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto may be delivered only by personal delivery or by registered or certified mail, telex or fax, all postage and other charges prepaid, at the address for such party set forth below or at such other address as any party may hereinafter designate in writing to the others. Any notice personally delivered or sent by fax shall be deemed to have been given or received at the time of delivery or faxing (with confirmation of completion of fax transmission showing the correct answer back). Any notice mailed as aforesaid shall be deemed to have been received on the expiration of 5 days after it is posted, provided that if there shall be at the time of mailing or between the time of mailing and the actual receipt of the notice a mail strike, slow down or labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effected if actually received.

If to the Agency:	Technology Development Office
675 West 10th Ave
Vancouver, BC V5Z 1L3
Tel: 604-675-8198
Fax: 604-675-8189

Attn: Director

If to the Licensee:	X
Suite 305, 1338 West Broadway, Vancouver, BC
V6H 1H2
Tel: 604-730-0086
Fax: X

Attn: Chief Executive Officer

ARTICLE 17

TERM AND TERMINATION

17.1	This Agreement shall commence on the Effective Date and shall, unless and until terminated as provided herein, survive for a period of seven (7) years after the Commencement Date.
17.2

This Agreement shall automatically and immediately terminate without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purport, is commenced by or against the Licensee.

17.3

All rights of the Licensee in respect of the Licensed Technology shall terminate, in respect of any Background Technology, upon expiry of the applicable Background License or otherwise upon the expiry or termination of the night of the Agency to license such Background Technology.

17.4	The Licensee shall cease to use the Licensed Technology in any manner whatsoever within 5 days from the Effective Date of Termination of this Agreement.
17.5	The Agency may, at its option, terminate this Agreement immediately on the happening of any one or more of the following events by delivering notice in writing to that effect to the Licensee:
(a)	if the Licensee shall be in material default under or shall fail to comply with any other term of this Agreement and:
(i)

if such default is reasonably curable within 30 days after receipt of notice of such default and such default or failure to comply is not cured within 30 days after receipt of written notice thereof, or

(ii)

if such default is not reasonably curable within 30 days after receipt of written notice thereof, and such default or failure to comply is not cured within such further reasonable period of time as may be necessary for the curing of such default or failure to comply;

(b)	if the Licensee fails to procure or maintain insurance as required under this Agreement;
(c)	if the Licensee ceases to carry on business;
(d)	if the Licensee becomes insolvent;
(e)

if any execution, sequestration, or any other process of any court becomes enforceable against the rights licensed to the Licensee under this Agreement or upon any of the monies due to the Agency and is not released or satisfied by the Licensee within the later of (x) 90 days thereafter or, (y) if the Licensee obtains a valid stay against any such execution, sequestration or other process, 90 days after the expiry or lifting of such stay;

(f)	if any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee;
(g)

if the Licensee is in arrears of any payments that are due to the Agency under the terms of this Agreement such arrears continue for more than 30 days after the Licensee's receipt of a written notice from the Agency of such arrears;

(h)	if the Licensed Technology becomes subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through the Licensee;
(i)	if the Licensee grants a sub-sublicense of the Licensed Technology or of this Agreement other than as expressly permitted hereunder;
(j)	if any part of the Licensee's business relating to this Agreement is transferred to a subsidiary or associated company without the prior written consent of the Agency;
(k)	if both the Agency and the Licensee agree to termination this Agreement in writing;
(1)	if the Licensee fails to satisfy any of the milestones set out in 11.5; or
(m)	if the Licensee commits any breach of Section 5.3, Article 10, or Article 14.
17.6

If this Agreement expires or terminated for any reason, the Licensee shall cease to use the Licensed Technology in any manner whatsoever within 5 days from the Effective Date of Termination and, further, the Licensee will make all payments due to the Agency and the Agency may proceed to enforce payment of all outstanding payments owed to the Agency and to exercise any or all of the rights and remedies contained herein or otherwise available to the Agency by law or in equity, successively or concurrently, at the option of the Agency.

17.7

Upon termination of this Agreement each party shall return to the other party any and all Confidential Information of the other party provided hereunder in its possession or control (except for one archival copy to be retained by a person designated by such party (who shall not make such Confidential Information generally available to employees or other representatives of such party) for the purpose of confirming which information to hold in confidence hereunder) and each party shall deliver a certificate of a responsible official of the party certifying the completeness of same.

ARTICLE 18

MISCELLANEOUS COVENANTS OF LICENSEE

18.1

The Licensee hereby represents and warrants to the Agency that the Licensee is a corporation duly continued, existing and in good standing under the laws of Canada and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

18.2	The Licensee shall comply with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise, with respect to the Licensed Technology and/or this Agreement.
18.3

The Licensee shall pay all taxes and any related interest or penalty howsoever designated and imposed as a result of the existence or operation of this Agreement, including, but not limited to, tax which the Licensee is required to withhold or deduct from payments to the Agency. The Licensee will furnish to the Agency such evidence as may be required by Canadian authorities to establish that any such tax has been paid. Any payments specified in this Agreement are exclusive of taxes. If the Agency is required to collect a tax to be paid by the Licensee, the Licensee shall pay such tax to the Agency on demand.

18.4

The obligation of the Licensee to make all payments hereunder will be absolute and unconditional and will not, except as expressly set out in this Agreement, be affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against the Agency, or anyone else for any reason whatsoever.

18.5

All amounts due and owing to the Agency hereunder but not paid by the Licensee on the due date thereof shall bear interest at the rate of 1% per month. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

18.6

The Licensee will not enter into any agreements with the United States Government or any other government in connection with the Licensed Technology without the prior written consent of the Agency, which consent shall not be unreasonably withheld or delayed.

ARTICLE 19

GENERAL

19.1

Upon reasonable prior written notice by the Agency to the Licensee, the Licensee shall permit any duly authorized representative of the Agency, during normal business hours and at the Agency's sole risk and expense, to enter upon and into any premises of the Licensee for the purpose of ascertaining whether or not the provisions of this Agreement have been, are being, or will be complied with by the Licensee.

19.2

Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture. No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party's name in any way not specifically authorized by this Agreement. No party shall be liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

19.3	Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.
19.4	No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos or conditions of this Agreement shall operate as a waiver of such party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

19.5

No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

19.6	Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof.
19.7

The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever. Without limiting the generality of the foregoing, Sections 5.4, 6.3, 7.1, 8.1, 8.2, 12.4, 12.5, 14.1, 18.3, 18.4, 18.5, 18.6, and 19.1 and Article 3, Article 8, Article 9, Article 10, Article 11, and Article 15 shall survive expiration or termination of this Agreement for any reason whatsoever.

19.8

If any Article, Section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire Agreement shall not fail on account thereof, and the balance of this Agreement shall continue in full force and effect.

19.9

This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and no modifications hereof shall be binding unless executed in writing by the parties hereto.

19.10	Time shall be of the essence of this Agreement.
19.11

Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto may require.

19.12

Each of the parties will promptly execute and deliver to the other at the cost of the other such further documents and assurances and take such further actions as the other may from time to time request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights, interests and remedies intended to be created in favour of the other and, for greater certainty and without limiting the generality of the foregoing, the Licensee shall assist the Agency, as directed by the Agency from time to time, in obtaining, maintaining, defending, and enforcing (i) any Intellectual Property Rights of the Agency, and (ii) any rights in the Licensed Technology.

19.13

Neither party will be responsible for delays or failures in performance resulting from causes beyond the reasonable control of such party and without the fault or negligence of the party claiming excusable delay or failure, provided that such party uses commercially reasonable efforts to correct such delay or failure. This Section will not apply to excuse a delay or failure to make any payment when due.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement as of the Effective Date.

BRITISH COLUMBIA CANCER AGENCY BRANCH	UPSTREAM BIOSCIENCES INC.
Signature: /s/ Victor Ling	Signature: /s/ Joel L. Bellerson
Name: Victor Ling	Name: Joel L. Bellerson
Title: VP Research	Title: CEO

BRITISH COLUMBIA CANCER AGENCY BRANCH
Signature: /s/ Samuel Abraham	Signature: /s/ Dexster Smith
Name: Samuel Abraham	Dexster Smith
Title: Director, Technology Development	President

SCHEDULE A

Licensed Technology

1. TITLE OF SOFTWARE AND VERSION	SOCKEYE Version 1.2
2. BRIEF DESCRIPTION OF WHAT IT DOES OR WHAT IT IS USED FOR:	GENOMIC VISUALIZATION, SEQUENCE ALIGNEMENT, REGULATORY ELEMENT DETECTION
3. AUTHORSHIP/ INVENTORSHIP	Name
Stephen B. Montgomery
Tamara Astakhova
Mikhail Bilenky
Tony Fu
Maik Hassel
Marcin Rak
Gordon Robertson
Monica Sleumer
Asim S. Siddiqui
Steven J.M. Jones
Kevin Lin

1. TITLE OF SOFTWARE AND VERSION	DISCOVERY SPACE Version 4.0
2. BRIEF DESCRIPTION OF WHAT IT DOES OR WHAT IT IS USED FOR:	An Application used to browse relationships between biological databases and provide an interface for overlaying annotation and relationships on gene expression (SAGE) data.
3. AUTHORSHIP/ INVENTORSHIP	Name
Varhol RJ
Leung D
Robertson N
Oveisi- Fordoei M
Fjell Chris
Zuyderduyn S
Siddiqui A
Marra M
Jones S

1. TITLE OF SOFTWARE AND VERSION	DISCOVERY DB Version 4.0
2. BRIEF DESCRIPTION OF WHAT IT DOES OR WHAT IT IS USED FOR:	A database specifying relationships between biological databases. It include software to update the database utilizing data from the external databases.
3. AUTHORSHIP/ INVENTORSHIP	Name
Varhol RJ
Leung D
Robertson N
Oveisi-Fordoei M
Fjell Chris
Zuyderduyn S
Siddiqui A
Marra M
Jones S

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SCHEDULE B

Licensee Customer Agreement Requirements

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